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                                                                   EXHIBIT 23h12

                        TRANSFER AND ASSUMPTION AGREEMENT
                           (FUND ACCOUNTING AGREEMENT)


         AGREEMENT, made this 30th day of March, 2001, by and between Old Kent Securities Corporation ("OKSC"), a Michigan corporation and a wholly owned subsidiary of Old Kent Financial Corporation, and Fifth Third Bank ("Fifth Third"), a wholly owned subsidiary of Fifth Third Bancorp.

         WHEREAS, OKSC provides fund accounting services to Kent Funds, a registered open-end management investment company organized as a Massachusetts business trust (the "Trust"), pursuant to a Fund Accounting Agreement between the Trust and OKSC dated December 1, 1999 ("Fund Accounting Agreement");

         WHEREAS, on or about April 2, 2001 ("Merger Date"), Old Kent Financial Corporation and Fifth Third Bancorp will merge and as a result of such merger it is expected that OKSC will cease to exist;

         WHEREAS, OKSC wishes to assign, transfer and convey to Fifth Third, and Fifth Third wishes to assume, the Fund Accounting Agreement and all of OKSC's respective interests, rights, responsibilities and obligations under the Fund Accounting Agreement; and

         WHEREAS, the Board of Trustees of the Trust has authorized such transfer by OKSC and assumption by Fifth Third and the Board of Trustees has waived any and all provisions of the Fund Accounting Agreement that provide for automatic termination in the event of an assignment, such consent, agreement and waiver being conclusively evidenced by the signature of an officer of the Trust below.

         NOW, THEREFORE, it is agreed as follows:

         1. Substitution of Party. Effective on the Merger Date, OKSC hereby assigns, transfers and conveys to Fifth Third, and Fifth Third hereby assumes, all of the interests, rights, responsibilities and obligations of OKSC under the Fund Accounting Agreement, and thereafter Fifth Third shall be deemed a party in lieu of OKSC to such Fund Accounting Agreement. Notwithstanding the foregoing, this Agreement shall not become effective unless and until the date of the merger between Fifth Third Bancorp and Old Kent Financial Corporation.

         2. Performance of Duties. Fifth Third hereby assumes and agrees to perform all of OKSC's duties and obligations under the Fund Accounting Agreement and be subject to all of the terms and conditions of said Fund Accounting Agreement as if they applied expressly to Fifth Third.

         3. Both parties hereby agree that this Agreement shall be attached to and made a part of the Fund Accounting Agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first written above.


                                         OLD KENT SECURITIES CORPORATION

                                         By:      /s/ Mark S. Crouch
                                              ----------------------------------
                                                  Mark S. Crouch

                                         Its:     President
                                               ---------------------------------

                                         FIFTH THIRD BANK

                                         By:      /s/ James D. Berghausen
                                              ----------------------------------


                                         Its:     SVP & CIO
                                               ---------------------------------


Agreed and Consented to by:

KENT FUNDS

By:      /s/ James F. Duca
     ------------------------------------
         James F. Duca, II

Its:     President
      -----------------------------------





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